EXHIBIT 10.53

Amendment No. 2 to Employment Agreement

 Dated December 12, 2007 with Tara Poseley.

December 12, 2007

Tara Poseley

President – Disney Store

c/o The Children’s Place

443 South Raymond Avenue

Pasadena, California 91105

Dear Tara:

The Children’s Place Retail Stores, Inc. (the “Company”) is offering you certain payments and benefits in the event your employment is terminated following a Change in Control as that term is defined in and as set forth in the Change in Control Severance Agreement (“CIC Agreement”), attached hereto as Exhibit A.  In consideration of the foregoing, the parties agree that your Employment Agreement dated July 28, 2006 (the “Agreement”) shall be amended as set forth in this letter agreement.  Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Agreement.

1.                                       The parties agree that Section 5.03 of the Agreement shall be amended in its entirety as follows:

Executive may, at any time during the Employment Period by notice to the Employer, terminate Executive’s employment under this Agreement “for Good Reason” effectively immediately.  For purposes of this Section 5.03, “Good Reason” means: (a) relocation of Employer’s headquarters outside the New York City metropolitan area; (b) a demotion of Executive’s position, a material, adverse change in Executive’s duties and responsibilities, or an adverse change in Executive’s reporting as set forth in Section 3.02; (c) Employer’s failure to pay any amounts or benefits when due, which failure is not cured within ten (10) business days after notice to Employer; or (d) Employer’s material breach of this Agreement which breach is not cured within ten (10) business days after notice to Employer.

2.                                       Without limiting the foregoing, Executive (1) acknowledges and agrees that any termination of Executive’s employment by Executive because Ezra Dabah no longer holds the position of Chief Executive Officer of the Company does and shall not constitute “Good Reason” under the Agreement; and (2) waives any claims that Executive is entitled to any of the payments set forth in Section 6.01 in the event Executive terminates her employment under the Agreement because Ezra Dabah no longer holds the position of Chief Executive Officer of the Company.

3.                                       The parties also agree that Section 8 of the Agreement shall be deleted in its entirety.

Except as modified by this letter, all other terms of the Employment Agreement shall remain in full force and effect.  In the event of an inconsistency between the Agreement and the CIC Agreement, the terms of the CIC Agreement shall apply.

Please return the signed letter to my attention if the above accurately sets forth the terms of our agreement.

Sincerely,

/s/Charles Crovitz
Charles Crovitz
Interim Chief Executive Officer

Agreed and accepted on this
day of December, 2007

/s/Tara Poseley
Tara Poseley